Exhibit 99.2

Galaxy Gaming Provides Update to Earnings Release

LAS VEGAS, March 26, 2024 (GLOBE NEWSWIRE) -- Galaxy Gaming, Inc. (OTCQB: GLXZ), a developer and distributor of casino table games and enhanced systems for land-based casinos and iGaming content, announced corrections to certain financial information provided in the earnings release issued on March 25, 2024.

In the table that provided guidance for fiscal 2024, the growth rate for Net Revenue was miscalculated. The calculated growth rate at the midpoint of the guidance range is 6.1%, not the 2.4% that was in the original release. A corrected table is presented below.

(mm)	2023 Actual	2024 Range	Midpoint Change
Recurring License Revenue	$ 28.0	$34.0 - $35.0	23.2%
Sale of Perpetual Licenses	3.7	1.0 - 1.5	(66.2)%
Gross Revenue	$ 31.7	$35.0 - $36.5	12.8%
Royalties Netted against Gross Revenue	(3.9)	(6.0 - 6.5)	60.3%
Net Revenue	$ 27.8	$29.0 - $30.0	6.1%

Adjusted EBITDA	$ 10.6	$12.0 - $13.0	17.9%

In the Disaggregation of Revenue table in Exhibit 1, Recurring License Revenue in GG Digital for Q4 2022 was incorrect. That error flowed through to the consolidated revenue figures for that period. A corrected Exhibit 1 is attached hereto.

Forward-Looking Statements

This press release contains, and oral statements made from time to time by our representatives may contain, forward-looking statements based on management's current expectations and projections, which are intended to qualify for the safe harbor of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements identified by words such as "believe," "will," "may," "might," "likely," "expect," "anticipates," "intends," "plans," "seeks," "estimates," "believes," "continues," "projects" and similar references to future periods, or by the inclusion of forecasts or projections. All forward-looking statements are based on current expectations and projections of future events.

These forward-looking statements reflect the current views, models, and assumptions of Galaxy Gaming, and are subject to various risks and uncertainties that cannot be predicted or qualified and could cause actual results in Galaxy Gaming's performance to differ materially from those expressed or implied by such forward looking statements. These risks and uncertainties include, but are not limited to, the ability of Galaxy Gaming

Exhibit 99.2

to enter and maintain strategic alliances, product placements or installations in land based casinos or grow its iGaming business, garner new market share, secure licenses in new jurisdictions or maintain existing licenses, successfully develop or acquire and sell proprietary products, comply with regulations, including changes in gaming related and non-gaming related statutes and regulations that affect the revenues of our customers in land-based casino and, online casino markets, have its games approved by relevant jurisdictions, and adapt to changes resulting from the COVID-19 or other pandemics including without limitation, government imposed shut downs, travel restrictions and supply chain interruptions, unfavorable economic conditions in the US and worldwide, our level of indebtedness, restrictions and covenants in our loan agreement, dependence on major customers, protection of intellectual property and our ability to license the intellectual property rights of third parties, failure to maintain the integrity of our information technology systems, including without limitation, cyber-attacks or other failures in our telecommunications or information technology systems, or those of our collaborators, third-party logistics providers, distributors or other contractors or consultants, could result in information theft, data corruption and significant disruption of our business, and other factors. All forward-looking statements made herein are expressly qualified in their entirety by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. Readers are cautioned that all forward-looking statements speak only to the facts and circumstances present as of the date of this report. Galaxy Gaming expressly disclaims any obligation to update or revise any forward-looking statements, whether because of new information, future events or otherwise.

Actual results could differ materially from those expressed or implied in our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent known and unknown risks and uncertainties. You should not assume at any point in the future that the forward-looking statements in this report are still valid. We do not intend, and undertake no obligation, to update our forward-looking statements to reflect future events or circumstances.

About Galaxy Gaming

Headquartered in Las Vegas, Nevada, Galaxy Gaming (galaxygaming.com) develops and distributes innovative proprietary table games, state-of-the-art electronic wagering platforms and enhanced bonusing systems to land-based, riverboat, and cruise ship and casinos worldwide. In addition, through its wholly owned subsidiary, Progressive Games Partners LLC, Galaxy licenses proprietary table games content to the online gaming industry. Connect with Galaxy on Facebook, YouTube and Twitter.

Non-GAAP Financial Information

Adjusted EBITDA includes adjustments to net loss/income to exclude interest, taxes, depreciation, amortization, share based compensation, gain/loss on extinguishment of debt, foreign currency exchange gains/losses, change in estimated fair value of interest rate swap liability and severance and other expenses related to litigation. Adjusted EBITDA is not a measure of performance defined in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). However, Adjusted

Exhibit 99.2

EBITDA is used by management to evaluate our operating performance. Management believes that disclosure of Adjusted EBITDA allows investors, regulators, and other stakeholders to view our operations in the way management does. Adjusted EBITDA should not be considered as an alternative to net income or to net cash provided by operating activities as a measure of operating results or of liquidity. Finally, Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.

Contact:

Media: Phylicia Middleton (702) 936-5216

Investors: Harry Hagerty (702) 938-1740

Exhibit 99.2

Exhibit 1

Disaggregation of Revenue

(mm)	Q4 23	Q4 22	FY 23	FY 22
Consolidated
Recurring License Revenue	$ 8.0	$ 6.5	$ 28.0	$ 25.6
Sale of Perpetual Licenses	0.4	0.2	3.7	0.3
Gross Revenue	$ 8.4	$ 6.7	$ 31.7	$ 25.9
Royalties Netted against Gross Revenue	(1.7)	(0.8)	(3.9)	(2.5)
Net Revenue	$ 6.7	$ 5.9	$ 27.8	$ 23.4

GG Core
Recurring License Revenue	$ 5.0	$ 3.7	$ 16.6	$ 15.1
Sale of Perpetual Licenses	0.4	0.2	3.7	0.3
Gross Revenue	$ 5.4	$ 3.9	$ 20.3	$ 15.4
Royalties Netted against Gross Revenue	(0.8)	—	(0.9)	—
Net Revenue	$ 4.6	$ 3.9	$ 19.4	$ 15.4

GG Digital
Recurring License Revenue	$ 3.0	$ 2.8	$ 11.4	$ 10.5
Royalties Netted against Gross Revenue	(0.9)	(0.8)	(3.0)	(2.5)
Net Revenue	$ 2.1	$ 2.0	$ 8.4	$ 8.0